UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 30, 2005


                             AMERICAN SKIING COMPANY
             (Exact name of registrant as specified in its charter)


          Delaware                        1-13057                 04-3373730
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


               136 HEBER AVENUE, SUITE 303, PARK CITY, UTAH 84060
--------------------------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (435) 615-0340


                                       N/A
         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.  Entry into a Material Definitive Agreement.

         On March 30, 2005, the Company entered into an employment agreement with William J. Fair for a term of three years (commencing effective September 1, 2003, and dated effective as of March 23, 2005) as President and Chief Executive Officer, with automatic one (1) year extensions unless terminated sooner by either party upon 60 days notice prior to the end of any term. Mr. Fair's employment agreement provides an annual base salary of $400,000. The compensation committee may award Mr. Fair an annual bonus of up to 100% of his base salary in accordance with the provisions of the Company's bonus program. The Company also granted Mr. Fair an award under the Company's Phantom Equity Plan equal to 25% of the total bonus pool. This plan pays benefits only upon and following a "Realization Event," (as such term is defined in the Phantom Equity
Plan). Mr. Fair's Phantom Equity Plan award was 75% vested on the date it was made, and will be 100% vested on April 1, 2005. Mr. Fair also received a renewal bonus of $25,200 in conjunction with his execution of his employment agreement.


         Mr. Fair will be entitled to severance if his employment is terminated as a result of any of the following circumstances: (i) disability; (ii) death;
(iii) Mr. Fair's termination of his own employment for "good reason" (that is, on account of certain material changes in the terms and conditions of his employment without his consent as described in his employment agreement); or
(iv) the Company's termination of Mr. Fair's employment without cause (as such term is defined in the employment agreement). If Mr. Fair's employment is terminated on account of his death or disability, he will be entitled to receive as severance a lump sum payment equal to one times his annual base salary plus a pro-rata portion of his incentive bonus for the then current fiscal year. If Mr. Fair's employment is terminated by him for good reason or by the Company without cause, he will be entitled to receive as severance (i) a lump sum payment equal to one times his annual base salary plus the amount of his incentive bonus for the prior fiscal year, and (ii) continued coverage under the Company's health plans at the Company's expense until the earlier of the date that is one year following Mr. Fair's termination or the date on which he obtains health coverage from a subsequent employer. However, if Mr. Fair's employment is terminated within one year following, or in connection with, a change in control of the Company (as such term is defined in his employment agreement) either by Mr. Fair for good reason or by the Company without cause, Mr. Fair will be entitled to receive as severance (i) a lump sum payment equal to 150% of his then current base salary plus any earned and unpaid bonus for the then current fiscal year, and (ii) continued coverage under the Company's health plans at the Company's expense until the earlier of the date that is eighteen (18) months following Mr. Fair's termination or the date on which he obtains health coverage from a subsequent employer.
         Mr. Fair's employment agreement also provides that during the term of the agreement and for a period of one year thereafter, he will not have an ownership interest in, manage or control ski or other winter recreation resorts throughout the United States and will not solicit the Company's employees to leave the Company, or interfere with or disrupt any contractual relationships between the Company and any third party. In addition, Mr. Fair is prohibited from disclosing the Company's confidential information. A copy of Mr. Fair's employment agreement and Phantom Equity Award are each included as exhibits to this report.


Item 9.01. Financial Statements and Exhibits

         (c)   Exhibits

Exhibit           Description

10.1 Executive Employment Agreement effective as of March 23, 2005 between American Skiing Company and William J. Fair

10.2 Phantom Equity Award dated as of March 23, 2005 between American Skiing Company and William J. Fair





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 31, 2005                    American Skiing Company



                                         By: /s/ Foster A. Stewart, Jr.
                                         ------------------------------
                                         Name:   Foster A. Stewart, Jr.
                                         Title:  Senior Vice President and
                                                 General Counsel

                                INDEX TO EXHIBITS


Exhibit           Description

10.1 Executive Employment Agreement effective as of March 23, 2005 between American Skiing Company and William J. Fair

10.2 Phantom Equity Award dated as of March 23, 2005 between American Skiing Company and William J. Fair